Contact:	Marcel Goldstein	CSC PRESS RELEASE
	Director, Media Relations	DECEMBER 3, 2012
CSC Corporate
703-641-3271
mgoldstein@csc.com

Steve Virostek
Director, Investor Relations
CSC Corporate
703-641-3000
investorrelations@csc.com

CSC Agrees to $1 Billion Sale of Credit Services Business to Equifax

Transaction Aligned with Corporate Transformation Strategy to Focus on Next-Generation Technology Solutions and Services

After-Tax Proceeds Planned for Share Repurchases, Pension Contributions and General Corporate Purposes

Transaction Expected to Close by End of December 2012

Management to Host Conference Call to Discuss Transaction

FALLS CHURCH, Va., Dec. 3 – As part of its transformation initiative to rebalance its portfolio of services and focus on next-generation technology solutions and services, CSC (NYSE: CSC) has reached a definitive agreement with Equifax for the sale of its credit services unit for $1 billion in cash. The after-tax proceeds from the sale of the business will be approximately $750 - $800 million based on preliminary plans. CSC intends to use $300 - $400 million to repurchase shares, contribute $300 - $400 million to its pension plans and apply the remainder to general corporate purposes.

CSC’s credit services unit, which owns credit files in 15 Midwestern and Central U.S. states representing 20 percent of the U.S. population, is the largest independent U.S. consumer credit reporting agency and has been an Equifax affiliate for more than 20 years. Equifax’s history in the consumer credit reporting industry and longstanding relationship with CSC’s credit services business will ease the transition for CSC’s clients and employees.

The companies anticipate closing of the transaction by the end of the calendar year after concluding regulatory reviews. This deal marks CSC’s second divestiture in six weeks.

“This transaction advances CSC’s turnaround by reshaping our portfolio and enabling the company to focus on next-generation technology solutions and services,” said Mike Lawrie, president and CEO, CSC. “Upon closing, we will receive $1 billion in cash and we intend to redeploy these funds for share repurchases and to fund our pension plan, which will be value accretive.”

For this current fiscal year CSC’s Credit Services business is tracking to approximately $230 million in revenue, $100 million in operating income and $0.40 of earnings per share. The credit services business results have been previously reported in CSC’s Business Solutions and Services segment.

CSC expects that its cash deployment strategy will help to offset the absence of EPS contribution from the credit services unit in 2014 and subsequent years.

Conference Call and Webcast
CSC senior management will host a conference call and Webcast at 11:00 a.m. EST today. The dial-in number for domestic callers is 888-401-4690. Callers who reside outside the United States or Canada should dial 719-325-2470. The passcode for all participants is 3902254. The Webcast audio will be available at www.csc.com/investorrelations.

A replay of the conference call will be available from approximately two hours after the conclusion of the call until December 10, 2012. The replay dial-in number is 888-203-1112 for domestic callers and 719-457-0820 for callers who reside outside of the U.S. and Canada. The replay passcode is also 3902254.

About CSC
CSC is a global leader in providing technology-enabled business solutions and services. Headquartered in Falls Church, Va., CSC has approximately 95,000 employees and reported revenue of $15.7 billion for the 12 months ended September 28, 2012. For more information, visit the company's website at www.csc.com.

Keywords: CSC, Computer Sciences Corp, Equifax, Credit Services, Financial Services, divestiture, Mike Lawrie,